Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-172554 and 333-172554-01

PRICING SUPPLEMENT NO. 2011-MTNDG0099 DATED SEPTEMBER 12, 2011

(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

1, 075 Premium Mandatorily Callable Equity-Linked Securities (PACERSSM)

Linked to the Worst Performing of the SPDR® S&P® Homebuilders ETF and the United States Natural Gas Fund, LP

Due September 17, 2012

$1,000.00 per PACERSSM

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The PACERSSM Linked to the Worst Performing of the SPDR® S&P® Homebuilders ETF and the United States Natural Gas Fund, LP will mature on September 17, 2012, unless automatically called by us.

•	No interest will be paid on the PACERSSM.

•

We will call the PACERSSM for cash in an amount equal to the sum of $1,000 and a mandatory call premium if the closing price of the worst performing of the SPDR® S&P® Homebuilders ETF shares (“XHB”) and the United States Natural Gas Fund, LP units (“UNG”) (each, an “underlying equity”) on March 12, 2012 (the “first call date”), June 12, 2012 (the “second call date”) or September 12, 2012 (the “final valuation date”) is greater than or equal to the closing price of such worst performing underlying equity on the date of this pricing supplement (which date we refer to as the “pricing date”) — $14.00 with respect to XHB or $9.84 with respect to UNG (each of which closing price we refer to as the “initial equity price”).

•	If we do not call the PACERSSM, you will receive at maturity for each PACERSSM:

•

$1,000 in cash, if the closing price of each underlying equity on every trading day from but excluding the pricing date to and including the final valuation date is greater than $8.40 with respect to XHB and $5.90 with respect to UNG (60% of its respective initial equity price, rounded to two decimal places); or

•

cash in an amount equal to (i) the sum of $1,000 and (ii) the product of (a) $1,000 and (b) the percentage change (which will be negative) in the worst performing underlying equity from its initial equity price to its closing price on the final valuation date, if the closing price of either underlying equity is less than or equal to 60% of its respective initial equity price on any trading day from but excluding the pricing date to and including the final valuation date (rounded to two decimal places) — $8.40 with respect to XHB and $5.90 with respect to UNG. In this case, you will receive cash in an amount less than your initial investment of $1,000 per PACERSSM and your investment in the PACERSSM will result in a loss.

•

The worst performing underlying equity will be determined on each call date, or on the final evaluation date, as applicable, by comparing the percentage change in the closing price of each of the underlying equities from its initial equity price to its closing price on such date.

•	At maturity you could receive an amount in cash less than your initial investment in the PACERSSM and that could be zero.

•	We will not apply to list the PACERSSM on any securities exchange.

Investing in the PACERSSM involves a number of risks. See “Risk Factors Relating to the PACERSSM” beginning on page PS-7

The PACERSSM have not been passed on by S&P, State Street Global Advisors or United States Commodity Fund, LLC . The PACERSSM are not sponsored, endorsed, sold or promoted by S&P, State Street Global Advisors or United States Commodity Fund, LLC and none makes any warranties or bears any liability with respect to the PACERSSM.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PACERSSM or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PACERSSM are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The PACERSSM are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$1,000.00	$1,075,000.00
Underwriting Discount	$25.00	$26,875.00
Proceeds to Citigroup Funding Inc.	$975.00	$1,048,125.00

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the PACERSSM, will receive an underwriting fee of $25.00 for each $1,000.00 PACERSSM sold in this offering. Certain dealers will receive from Citigroup Global Markets Inc. up to $25.00 from this underwriting fee for each PACERSSM they sell, of which $15.00 will be paid to their financial advisors as a selling concession. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the price of the PACERSSM declines. You should refer to “Risk Factors Relating to the PACERSSM” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the PACERSSM to purchasers on or about September 15, 2011 (3 business days after the pricing date).

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the PACERSSM?

The Premium MAndatorily Callable Equity-Linked SecuRitieS Linked to the Worst Performing of the SPDR® S&P® Homebuilders ETF and the United States Natural Gas Fund, LP are securities that are mandatorily callable by us. We will call the PACERSSM, in whole, but not in part, only if the closing price of the worst performing underlying equity on any of three call dates is greater than or equal to the initial equity price of such worst performing underlying equity. The PACERSSM will not otherwise be called even if the closing price of either underlying equity on any trading day other than a call date is greater than or equal to its initial equity price. If we call the PACERSSM, you will receive for each PACERSSM a call price in cash equal to the sum of $1,000 plus a mandatory call premium as described below.

If we do not call the PACERSSM, you will receive at maturity an amount in cash that will be equal to your initial investment of $1,000 per PACERSSM if the closing price of each underlying equity is greater than 60% of its respective initial equity price on every trading day from but excluding the pricing date to and including the final valuation date. Otherwise, you will receive at maturity an amount in cash that is less than your initial investment of $1,000 per PACERSSM if the closing price of either underlying equity is less than or equal to 60% of its respective initial equity price on any trading day from but excluding the pricing date to and including the final valuation date.

The PACERSSM mature on September 17, 2012, are callable by us quarterly on any call date beginning in March 2012 and do not provide for earlier redemption by you. The PACERSSM are a series of unsecured senior debt securities issued by Citigroup Funding and any payments due on the PACERSSM are fully and unconditionally guaranteed by Citigroup Inc. The PACERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the PACERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the PACERSSM is not guaranteed.

Each PACERSSM represents a principal amount of $1,000. You may transfer the PACERSSM only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PACERSSM in the form of a global certificate, which will be held by the Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the PACERSSM by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the PACERSSM through the accounts that these systems maintain with DTC. You should refer to the section “Description of the PACERSSM— Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the PACERSSM ?

No. We will not make any periodic payments of interest on the PACERSSM .

What Will I Receive if Citigroup Funding Calls the PACERSSM?

We will call the PACERSSM , in whole, but not in part, if the closing price of the worst performing underlying equity on the first call date, the second call date or the final valuation date is greater than or equal to $14.00, with respect to the SPDR® S&P® Homebuilders ETF or $9.84 with respect to the United States Natural Gas Fund, LP, the initial equity price of such worst performing underlying equity. If we call the PACERSSM , you will receive for each PACERSSM a call price in cash equal to the sum of $1,000 and a mandatory call premium. The mandatory call premium will equal $111.50 if the PACERSSM are called on the first call date, $167.25 if the PACERSSM are called on the second call date or $223.00 if the PACERSSM are called on the final valuation date. The first call date will be March 12, 2012; the second call date will be June 12, 2012; and the final valuation date will be September 12, 2012.

If we call the PACERSSM on the first call date or the second call date we will provide notice of a call, including the exact call payment date, within one business day after the call date, and the call payment date will be at least five business days after the call date. If we call the PACERSSM on the final valuation date, we will not provide notice of a call but will pay the applicable call price to you at maturity.

The opportunity to fully participate in possible increases in the price of the underlying equities through an investment in the PACERSSM is limited if we call the PACERSSM because the return you receive will be limited to the amount of the applicable mandatory call premium.

What Will I Receive at Maturity of the PACERSSM?

If we do not call the PACERSSM , at maturity you will receive for each PACERSSM you hold:

•

$1,000 in cash, if the closing price of each underlying equity on every trading day from but excluding the pricing date to and including the final valuation date is greater than $8.40 with respect to XHB and $5.90 with respect to UNG (60% of its respective initial equity price, rounded to two decimal places); or

•

cash in an amount equal to (i) the sum of $1,000 and (ii) the product of (a) $1,000 and (b) the percentage change (which will be negative) in the worst performing underlying equity from its initial equity price to its closing price on the final valuation date, if the closing price of either underlying equity is less than or equal to 60% of its respective initial equity price on any trading day from but excluding the pricing date to and including the final valuation date (rounded to two decimal places) — $8.40 with respect to XHB and $5.90 with respect to UNG. In this case, you will receive cash in an amount less than your initial investment of $1,000 per PACERSSM and your investment in the PACERSSM will result in a loss.

How is the Worst Performing Underlying Equity Determined?

The worst performing underlying equity will be the underlying equity with the lesser percentage change as determined on each call date, or on the final valuation date, as applicable by comparing the percentage change in the closing price of each underlying equity from its respective initial equity price to its closing price on such date. The percentage change in the closing price of each of the underlying equities will equal the following, expressed as a percentage:

Current Equity Price - Initial Equity Price

Initial Equity Price

where, current equity price means the closing price of the relevant underlying equity on the first call date, the second call date or the final valuation date, as applicable, and initial equity price means $14.00 with respect to XHB and $9.84 with respect to UNG, the closing price of the relevant underlying equity on the pricing date.

Where Can I Find Examples of Hypothetical Amounts Payable at Call or at Maturity?

For a table and graphs setting forth hypothetical amounts you could receive upon a call of the PACERSSM or at maturity, see “Description of the PACERSSM — Amounts Payable Upon Mandatory Call or at Maturity — Hypothetical Examples” in this pricing supplement.

What Is the SPDR® S&P® Homebuilders ETF and What Does It Measure?

Unless otherwise stated, all information on the SPDR® S&P® Homebuilders ETF provided in this pricing supplement is derived from State Street Corporation or other publicly available sources. The SPDR® S&P® Homebuilders ETF is published by State Street Global Advisors and seeks to replicate as closely as possible, before expenses, the performance of the S&P® Homebuilders Select Industry™ Index, which measures the performance of the homebuilding industry of the U.S. equity market. The SPDR® S&P® Homebuilders ETF typically invests in substantially all of the securities represented in the S&P® Homebuilders Select Industry™ Index in approximately the same proportions as the S&P® Homebuilders Select Industry™ Index. As of September 1, 2011, 36 companies were represented in the SPDR® S&P® Homebuilders ETF. For further information on the SPDR® S&P®

Homebuilders ETF, including its makeup, replication and correlation, see “Description of the SPDR® S&P® Homebuilders ETF” in this pricing supplement.

Please note that an investment in the PACERSSM does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the SPDR® S&P® Homebuilders ETF shares or the stocks of the companies included in the SPDR® S&P® Homebuilders ETF.

How Has the SPDR® S&P® Homebuilders ETF Performed Historically?

We have provided a table showing the high, low and quarter-end closing prices of the SPDR® S&P® Homebuilders ETF for each quarterly period from February 6, 2006 to September 12, 2011 and a graph showing the closing prices of the SPDR® S&P® Homebuilders ETF on each trading day from February 6, 2006 through September 12, 2011. You can find the table and the graph in the section “Description of the SPDR® S&P® Homebuilders ETF — Historical Data on the Underlying Equity” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the SPDR® S&P® Homebuilders ETF in recent years. However, past performance is not indicative of how the SPDR® S&P® Homebuilders ETF will perform in the future. You should also refer to the section “Risk Factors—The Historical Performances of each of the Underlying Equities Is Not an Indication of the Future Performance of the Underlying Equities” in this pricing supplement.

What Is the United States Natural Gas Fund, LP and What Does It Measure?

The United States Natural Gas Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the NYSE Arca, Inc. The United States Natural Gas Fund, LP invests in exchange-traded futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels, with the objective that changes in percentage terms in the net asset value of the units of United States Natural Gas Fund, LP reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, in Louisiana as traded on the New York Mercantile Exchange, less the United States Natural Gas Fund, LP’s expenses. For further information on The United States Natural Gas Fund, LP, see “Description of The United States Natural Gas Fund, LP” in this pricing supplement.

Please note that an investment in the PACERSSM does not entitle you to any voting rights or any other ownership or other interest in respect of the United States Natural Gas Fund, LP units.

How Has the United States Natural Gas Fund, LP Performed Historically?

We have provided a table showing the high, low and quarter-end closing prices of the United States Natural Gas Fund, LP for each quarterly period from April 18, 2007 to September 12, 2011 and a graph showing the closing prices of the United States Natural Gas Fund, LP on each trading day from the first available date on April 18, 2007 through September 12, 2011. You can find the table and the graph in the section “Description of the United States Natural Gas Fund, LP— Historical Data on the United States Natural Gas Fund, LP” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the United States Natural Gas Fund, LP in recent years. However, past performance is not indicative of how the United States Natural Gas Fund, LP will perform in the future. You should also refer to the section “Risk Factors—The Historical Performance of each of the Underlying Equities Is Not an Indication of the Future Performance of the Underlying Equities” in this pricing supplement.

What Are the United States Federal Income Tax Consequences of Investing in the PACERSSM?

In purchasing a PACERSSM, you agree with Citigroup Funding that you and Citigroup Funding intend to treat a PACERSSM for U.S. federal income tax purposes as a cash-settled derivative financial instrument providing for the future payment based on the prices of the underlying equities. Under such treatment, at maturity or upon the mandatory redemption of a PACERSSM for cash prior to or at maturity, or upon the sale or other taxable disposition of a PACERSSM, you generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received at maturity or the amount realized as a result of the mandatory redemption, sale or other taxable disposition and your tax basis in the PACERSSM. Any such gain or loss generally will be short-term capital gain or loss. Due to the absence of authority as to the proper characterization of the PACERSSM, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERSSM could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the PACERSSM Be Listed on a Stock Exchange?

No. The PACERSSM will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the agent for the offering and sale of the PACERSSM and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the PACERSSM to create a secondary market for holders of the PACERSSM, and may engage in other activities described in the sections “Plan of Distribution; Conflicts of Interest” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as Calculation Agent for the PACERSSM. As calculation agent, Citigroup Global Markets Inc. will make determinations with respect to the PACERSSM. You should refer to “Risk Factors–The Calculation Agent, Which is an Affiliate of the Issuer, Will Make Determinations With Respect to the PACERSSM” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the PACERSSM through one or more of our affiliates. This hedging activity will likely involve trading in the underlying equities or one or more of the stocks or futures contracts included in the underlying equities or in other instruments, such as options, swaps or futures, linked to the underlying equities or the stocks or futures contracts included in the underlying equity. This hedging activity on or prior to the pricing date could affect the price of the underlying equities and, accordingly, could increase the initial equity prices. Additionally, such hedging activity could potentially affect the closing price of the worst performing underlying equity on any call date and, therefore, whether or not we will call the PACERSSM and pay the mandatory call premium. Furthermore, if we do not call the PACERSSM, our affiliates’ hedging activity could adversely affect the closing price of the underlying equity on the final valuation date and/or on each trading day during the term of the PACERSSM and, therefore, whether you will receive a cash amount at maturity that is equal to or less than the principal amount of your investment in the PACERSSM. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your PACERSSM in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market price of the PACERSSM declines. You should refer to “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “— The Price at Which You Will Be Able to Sell Your PACERSSM Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the PACERSSM?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the PACERSSM, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the PACERSSM or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the PACERSSM or (B) its acquisition and holding of the PACERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PACERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PACERSSM by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment in the PACERSSM?

Yes. The PACERSSM are subject to a number of risks. Please refer to the section “Risk Factors Relating to the PACERSSM” in this pricing supplement.

RISK FACTORS RELATING TO THE PACERSSM

Because the terms of the PACERSSM differ from those of conventional debt securities in that, unless the PACERSSM are called by us, the amount you receive at maturity will be based on the closing price of the worst performing underlying equity on the final valuation date and on the closing price of each underlying equity on every trading day during the term of the PACERSSM, an investment in the PACERSSM entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the price of the underlying equities and other events that are difficult to predict and beyond our control.

Your Investment in the PACERSSM Will Likely Result in a Loss if We Do Not Call the PACERSSM

If we do not call the PACERSSM, the amount you receive at maturity will depend on the closing price of the worst performing underlying equity on the final valuation date and on the closing price of each underlying equity on every trading day during the term of the PACERSSM. As a result, the amount you receive at maturity may be less than the amount you paid for your PACERSSM. If we do not call the PACERSSM and the closing price of either underlying equity is less than or equal 60% of its respective initial equity price on any trading day during the term of the PACERSSM and the closing price of the worst performing underlying equity on the final valuation date is less than its initial equity price, then the cash amount you receive at maturity will be less than your initial investment in the PACERSSM and could be zero, in which case your investment in the PACERSSM will result in a loss. There is no minimum payment at maturity on the PACERSSM, and, accordingly, you could lose your entire investment.

You Will Not Receive Any Return On Your Investment If We Do Not Call the PACERSSM

If we do not call the PACERSSM, the maximum amount in cash per PACERSSM you will receive at maturity is $1,000. Thus, if we do not call the PACERSSM, you will not in any circumstance receive an amount at maturity greater than your initial investment in the PACERSSM.

The PACERSSM Have a Mandatory Call Feature Which Limits the Potential Appreciation of Your Investment

We will call the PACERSSM if the closing price of the worst performing underlying equity on any of three call dates is greater than or equal to its initial equity price. If we call the PACERSSM , you will receive $1,000 plus a mandatory call premium per PACERSSM. The opportunity to participate in possible increases in the closing price of the underlying equities through an investment in the PACERSSM is limited because the return you receive if we call the PACERSSM will be limited to the amount of the applicable mandatory call premium. Therefore, your return on the PACERSSM may be less than your return on a similar security that was directly linked to the underlying equities and allowed you to participate more fully in the appreciation of the prices of the underlying equities.

You Will Not Receive Any Periodic Payments on the PACERSSM

You will not receive any periodic payments of interest or any other periodic payments on the PACERSSM.

The PACERSSM Are Fully Exposed to Changes in the Closing Price of Each Underlying Equity

The PACERSSM are linked to the individual performance of each underlying equity. Because the PACERSSM are not linked to a basket, which mitigates and diversifies risk among all of the components, you will be exposed to the risk of negative changes in the closing prices of the underlying equities to the same degree for each underlying equity. If the PACERSSM were linked to a basket, the return on the PACERSSM would depend on the weighted aggregate performance of each basket component as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of the PACERSSM Linked to the Worst Performing of the Underlying Equities, the individual performance of each underlying equity is not combined and the depreciation of either underlying equity is not mitigated by the appreciation of the other underlying equity. Instead the amount payable at maturity will depend on the worst performing of the two underlying equities to which the PACERSSM are linked.

The Yield on the PACERSSM May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The PACERSSM do not pay any interest. As a result, if we do not call the PACERSSM, the effective yield on the PACERSSM will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The PACERSSM Are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the PACERSSM , and Any Actual or Anticipated Changes to Its Credit Ratings or Credit Spreads May Adversely Affect the Market Price of the PACERSSM

You are subject to the credit risk of Citigroup Inc. The PACERSSM are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the PACERSSM, your investment would be at risk and you could lose some or all of your investment. As a result, the market price of the PACERSSM will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market price of the PACERSSM.

The Price at Which You Will Be Able to Sell Your PACERSSM Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the price of your PACERSSM in the secondary market will be affected by the supply of and demand for the PACERSSM , the price of the underlying equities and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market price of the PACERSSM of a change in a specific factor, assuming all other conditions remain constant.

Prices of the Underlying Equities. We expect that the market price of the PACERSSM will depend substantially on the amount, if any, by which the prices of the underlying equities change from the initial equity prices. However, changes in the prices of the underlying equities may not always be reflected, in full or in part, in the market price of the PACERSSM. If you choose to sell your PACERSSM when the prices of the underlying equities exceed the initial equity prices, you may receive substantially less than the amount that would be payable at maturity because of expectations that the prices of the underlying equities will continue to fluctuate between that time and the final valuation date. In addition, if you choose to sell your PACERSSM when the prices of the underlying equities are below the initial equity prices, you will likely receive less than the amount you originally invested.

Trading prices of the stocks or futures contracts included in the underlying equities will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity and commodity trading markets on or in which such stocks are traded, and by various circumstances that can influence the prices of such stocks or futures contracts in a specific market segment. Citigroup Funding’s hedging activities in the stocks or futures contracts included in the underlying equities, the issuance of securities similar to the PACERSSM and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the stocks or futures contracts included in the underlying equities.

Volatility of the Underlying Equities. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the prices of the underlying equities change during the term of the PACERSSM, the market price of the PACERSSM may decrease.

Mandatory Call Feature. The possibility that the PACERSSM may be called on any call date is likely to limit their price. If the PACERSSM did not include a mandatory call feature, we expect their price would be significantly different.

Interest Rates. We expect that the market price of the PACERSSM will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market price of the PACERSSM may decrease, and if U.S. interest rates decrease, the market price of the PACERSSM may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the PACERSSM may trade at a price above or below that which would be expected based on the level of interest rates and the prices of the underlying equities the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the prices of the underlying equities during the period prior to the maturity of the PACERSSM. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market price of the PACERSSM.

Hedging Activities. Hedging activities related to the PACERSSM by one or more of our affiliates will likely involve trading in one or more of the underlying equities, the stocks or futures contracts included in the underlying equities or in other instruments, such as options, swaps or futures, based upon the underlying equities or the stocks or futures contracts included in the underlying equities, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on, or prior to, the pricing date could increase the prices of the underlying equities, and potentially increase the initial equity prices. Additionally, such hedging activity could potentially affect the closing price of the worst performing underlying equity on any call date and, therefore, whether or not we will call the PACERSSM and pay the mandatory call premium. Furthermore, if we do not call the PACERS, our affiliates’ hedging activity could adversely affect the closing price of the worst performing underlying equity on the final valuation date and/or on each equity business day during the term of the PACERSSM and therefore, whether you will receive a cash amount at maturity that is equal to or less than the principal amount of your investment in the PACERSSM. This hedging activity during the term of the PACERSSM could also affect the prices of the underlying equities and therefore the market price of the PACERSSM. It is possible that we or our affiliates may profit from our hedging activity, even if the market price of the PACERSSM declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets Inc. may be willing to purchase your PACERSSM in the secondary market.

Fees and Projected Hedging Profits. The price, if any, at which Citigroup Global Markets Inc. is willing to purchase the PACERSSM in secondary market transactions will likely be lower than the public offering price since the public offering price of the PACERSSM will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PACERSSM, as well as the cost of hedging our obligations under the PACERSSM. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the PACERSSM are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market price of the PACERSSM declines. In addition, any secondary market prices for the PACERSSM may differ from prices determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition and Results of Citigroup Funding Inc. and Citigroup Inc. Actual or anticipated changes in the financial condition or results of Citigroup Funding or the credit ratings, financial condition, or results of Citigroup Inc. may affect the market price of the PACERSSM. The PACERSSM are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the PACERSSM.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market price of the PACERSSM attributable to another factor.

Adjustments to the SPDR® S&P® Homebuilders ETF Shares or to the S&P® Homebuilders Index Could Adversely Affect the Price of the PACERSSM

The investment advisor to the SPDR® S&P® Homebuilders ETF, State Street Global Advisors (the “investment adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the shares of the underlying equity. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the SPDR® S&P® Homebuilders ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PACERSSM. S&P Total Markets IndexTM is responsible for calculating and maintaining the S&P® Homebuilders

Index. S&P Total Markets IndexTM may add, delete or substitute the stocks constituting the S&P® Homebuilders Index or make other methodological changes that could change the value of the S&P® Homebuilders Index. S&P Total Markets IndexTM may discontinue or suspend calculation or publication of the S&P® Homebuilders Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P® Homebuilders Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The Performance of the SPDR® S&P® Homebuilders ETF and the S&P® Homebuilders Index are Different

The performance of the stocks contained in the SPDR® S&P® Homebuilders ETF may not exactly replicate the performance of the S&P® Homebuilders Index because the SPDR® S&P® Homebuilders ETF will reflect transaction costs and fees that are not included in the calculation of the S&P® Homebuilders Index. It is also possible that the SPDR® S&P® Homebuilders ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the stocks included in the S&P® Homebuilders Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the SPDR® S&P® Homebuilders ETF and the stocks included in the S&P® Homebuilders Index or due to other circumstances. The Investment Adviser may invest up to 20% of the SPDR® S&P® Homebuilders ETF’s assets in securities not included in the S&P® Homebuilders Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other funds advised by the Investment Adviser.

Prices of Natural Gas May Be Highly Volatile

Prices of the natural gas and the related futures contracts held by the United States Natural Gas Fund may be highly volatile and may be affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the main commodities are generally quoted), interest rates and commodity borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Natural gas prices may also be affected by industry factors such as a variety of hazards inherent in natural gas transmission, distribution, gathering, and processing, such as leaks, explosions, pollution, release of toxic substances, adverse weather conditions (such as hurricanes and flooding), pipeline failure, abnormal pressures, uncontrollable flows of natural gas, scheduled and unscheduled maintenance, physical damage to the gathering or transportation system, and other hazards . To the extent these hazards limit the supply or delivery of natural gas, natural gas prices will increase.

The PACERSSM Will Not Be Regulated by the Commodity Futures Trading Commission

Unlike an investment in the PACERSSM, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator. Because the PACERSSM are not interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

The Performance of the United States Natural Gas Fund, LP and the Underlying Commodities are Different

The performance of the commodities contained in the United States Natural Gas Fund, LP may not exactly replicate the performance of the underlying commodities because the United States Natural Gas Fund, LP will reflect transaction costs and fees that are not included in the calculation of the prices of the underlying commodities. It is also possible that the United States Natural Gas Fund, LP may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying commodities due to the temporary unavailability of certain commodities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the United States Natural Gas Fund, LP and the futures contracts of the underlying commodities or due to other circumstances.

Investing in the PACERSSM Exposes Investors to Risks Associated with Investments in Securities with Concentration in a Single Industry.

Because the PACERSSM are based upon the worst performing of two underlying equities, the PACERSSM are subject to certain risks applicable to both the natural gas and homebuilding industry. The commodities included in the United States Natural Gas fund, LP are commodities primarily traded in natural gas. The stocks generally tracked by the SPDR® S&P® Homebuilders ETF are stocks of companies primarily engaged in the homebuilding, home improvement retail and home furnishings industry. The underlying equities may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the United States Natural Gas Fund, LP primarily invests in commodities primarily traded in natural gas, the underlying equity is subject to certain risks associated with such commodities. The exploration for, and production of, natural gas is an uncertain process with many risks. The cost of drilling, completing and operating wells for natural gas is uncertain, and a number of factors can delay or prevent drilling operations or production, including unexpected drilling conditions, pressure or irregularities in formations, equipment, failures or repairs, fires or other accidents, adverse weather conditions, pipeline ruptures or spills and shortages or delays in the availability of drilling rigs and the delivery of equipment. These prices are also subject to economic factors including supply and demand for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels; changes in interest rates; governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies; weather and climate conditions; changing supply and demand relationships; changes in balances of payments and trade; U.S. and international rates of inflation; currency devaluations and revaluations; U.S. and international political and economic events; and changes in the views of market participants.

Because the SPDR® S&P® Homebuilders ETF primarily invests in stocks of companies primarily engaged in the homebuilding, home improvement retail and home furnishings industry, the underlying equity is subject to certain risks associated with such stocks. Such stocks can be significantly affected by the national, regional and local real estate markets. The homebuilding industry is also sensitive to interest rate fluctuations that can cause changes in the availability of mortgage capital and directly affect the purchasing power of potential home buyers. The building industry can be significantly affected by changes in government spending, consumer confidence, demographic patterns and the level of new and existing home sales.

The Historical Performances of each of the Underlying Equities Is Not an Indication of the Future Performance of the Underlying Equities

The historical performance of each of the underlying equities, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying equities during the term of the PACERSSM. Changes in the price of the underlying equities will affect the price of the PACERSSM, but it is impossible to predict whether the prices of the underlying equities will rise or fall.

Investing in the PACERSSM is not Equivalent to Investing in the Underlying Equities

Investing in the PACERSSM is not equivalent to investing in the underlying equities or the stocks that constitute the underlying equities. Investors in the PACERSSM will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equities or the stocks or futures contracts that constitute the underlying equities.

You May Not Be Able to Sell Your PACERSSM If an Active Trading Market for the PACERSSM Does Not Develop

The PACERSSM will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PACERSSM. Citigroup Global Markets Inc. may, but is not obligated to, make a market in the PACERSSM. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PACERSSM. If the secondary market is limited, there may be few buyers should you choose to sell your PACERSSM prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PACERSSM, the price at which you may be able to trade your PACERSSM is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If, at any time, Citigroup Global Markets Inc. were not to make a market in the PACERSSM it is likely that there would be no secondary market for the PACERSSM. Accordingly, you should be willing to hold your PACERSSM to maturity.

The Market Price of the PACERSSM May Be Affected by Purchases and Sales by Affiliates of Citigroup Funding

Citigroup Funding Inc.’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the underlying equities or derivative instruments relating to the underlying equities for their own accounts in connection with their normal business practices. These transactions could affect the price of the underlying equities and, thus, the market price of the PACERSSM.

The Calculation Agent, Which is an Affiliate of the Issuer, Will Make Determinations with Respect to the PACERSSM

Citigroup Global Markets Inc., which is acting as the calculation agent for the PACERSSM, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial equity prices and the closing prices of the underlying equities on any call date and on every trading day. Additionally, determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price of either of the underlying equities in the event of its unavailability may adversely affect the payments to you upon mandatory call or at maturity.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the PACERSSM, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in the underlying equities, one or more of the stocks included in the underlying equities or in other instruments, such as options, swaps or futures, based upon the underlying equities, the stocks or futures contracts included in the underlying equities, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity may present a conflict between your interest in the PACERSSM and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your PACERSSM in the secondary market. Since hedging the obligations under the PACERSSM involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market price of the PACERSSM declines.

You Will Have No Rights Against the Investment Advisor or Fund Manager of the Underlying Equities

You will have no rights against the investment advisor or fund manager of the underlying equities, or any , even though the amount you receive at maturity, if any, or whether the PACERSSM are mandatorily called will depend on the closing price of the worst performing underlying equity. By investing in the PACERSSM you will not acquire the underlying equities and you will not receive any dividends or other distributions, if any, with respect to the underlying equities. The investment advisor or fund manager of the underlying equities are not in any way involved in this offering and have no obligations relating to the PACERSSM or to the holders thereof.

The United States Federal Income Tax Consequences of the PACERSSM Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the PACERSSM or instruments similar to the PACERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERSSM are not certain. No ruling is being requested from the IRS with respect to the PACERSSM and no assurance can be given that the IRS will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the PACERSSM on a current basis at ordinary income rates or to treat the PACERSSM in another manner that significantly differs from the agreed-to treatment discussed under “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE PACERSSM

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the PACERSSM. The description in this pricing supplement of the particular terms of the PACERSSM supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

¡	Prospectus Supplement and Prospectus filed on May 12, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The PACERSSM Linked to the Worst Performing of the SPDR® S&P® Homebuilders ETF (“XHB”) and the United States Natural Gas Fund, LP (“UNG”) (the “Underlying Equities”) are callable securities. We will call the PACERSSM, in whole, but not in part, only if the closing price of the worst performing Underlying Equity on March 12, 2012 (the “First Call Date”), June 12, 2012 (the “Second Call Date”) or September 12, 2012 (the “Final Valuation Date”) is greater than or equal to $14.00, with respect to the SPDR® S&P® Homebuilders ETF or $9.84 with respect to the United States Natural Gas Fund, LP, its Initial Equity Price on the Pricing Date. If we call the PACERSSM, you will receive for each PACERSSM a Call Price in cash equal to the sum of $1,000 plus a Mandatory Call Premium.

If we do not call the PACERSSM, you will receive at maturity an amount in cash that is equal to your initial investment of $1,000 per PACERSSM, if the closing price of each Underlying Equity is greater than 60% of its respective Initial Equity Price on every Trading Day from but excluding the Pricing Date to and including the Final Valuation Date. Otherwise, you will receive at maturity an amount in cash that is less than your initial investment of $1,000 per PACERSSM if the closing price of either Underlying Equity is less than or equal to 60% of its respective Initial Equity Price on any Trading Day from but excluding the Pricing Date to and including the Final Valuation Date.

The PACERSSM are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of PACERSSM issued will be $1,075,000 (1,075 PACERSSM). The PACERSSM will mature on September 17, 2012, unless automatically called, will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup Inc. guarantee, any payments due under the PACERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the PACERSSM is not guaranteed. The PACERSSM will be issued only in fully registered form and in denominations of $1,000 per PACERSSM and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the PACERSSM and of the senior debt indenture under which the PACERSSM will be issued.

Interest

We will not make any periodic payments of interest on the PACERSSM.

Mandatory Call Feature

We will call the PACERSSM, in whole, but not in part, only if the closing price of the worst performing Underlying Equity on any of the three call dates is greater than or equal to its Initial Equity Price —$14.00 with respect to XHB and $9.84 with respect to UNG. If we call the PACERSSM, you will receive for each PACERSSM a

Call Price in cash equal to the sum of $1,000 and a Mandatory Call Premium. The Mandatory Call Premium will equal $111.50 if the PACERSSM are called on March 12, 2012 (the First Call Date), $167.25 if the PACERSSM are called on June 12, 2012 (the Second Call Date), or $223.00 if the PACERSSM are called on September 12, 2012.

If we call the PACERSSM on the First Call Date or the Second Call Date we will provide notice of a call, including the exact payment date, within one Business Day after the Call Date and will make the payment associated with such call at least five Business Days after such Call Date. If we call the PACERSSM on the Final Valuation Date, we will not provide notice of a call but will pay the applicable Call Premium to you at maturity.

The opportunity to participate in possible increases in the price of the Underlying Equities through an investment in the PACERSSM is limited if we call the PACERSSM because the amount you receive will be limited to the applicable Call Premium.

So long as the PACERSSM are represented by global securities and are held on behalf of DTC call notices and other notices will be given by delivery to DTC. If the PACERSSM are no longer represented by global securities or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Payment at Maturity

If we do not call the PACERSSM, they will mature on September 17, 2012. At maturity, you will receive for each 1,000 principal amount of PACERSSM:

•

$1,000 in cash, if the closing price of each Underlying Equity on every Trading Day from but excluding the Pricing Date to and including the Final Valuation Date is greater than $8.40 with respect to XHB and $5.90 with respect to UNG (60% of its respective Initial Equity Price, rounded to two decimal places); or

•

cash in an amount equal to (i) the sum of $1,000 and (ii) the product of (a) $1,000 and (b) the percentage change (which will be negative) in the worst performing Underlying Equity from its Initial Equity Price to its closing price on the Final Valuation Date, if the closing price of either Underlying Equity is less than or equal to 60% of its respective Initial Equity Price on any Trading Day from but excluding the Pricing Date to and including the Final Valuation Date (rounded to two decimal places) —$8.40 with respect to XHB and $5.90 with respect to UNG. In this case, you will receive cash in an amount less than your initial investment of $1,000 per PACERSSM and your investment in the PACERSSM will result in a loss.

The worst performing Underlying Equity will be determined on each call date, or on the Final Valuation Date, as applicable, by comparing the percentage change in the closing price of each Underlying Equity from its Initial Equity Price to its closing price on such date. The percentage change in the closing price of each of the Underlying Equities will equal the following, expressed as a percentage:

Current Closing Price - Initial Equity Price

Initial Equity Price

The “Current Closing Price” will equal the closing price of each Underlying Equity on the First Call Date, the Second Call Date or the Final Valuation Date, as applicable.

The “Initial Equity Price” equals the closing price of each Underlying Equity on the Pricing Date. The Initial Equity Price with respect to XHB equals $14.00. The Initial Equity Price with respect to UNG equals $9.84.

The “Pricing Date” means September 12, 2011, the date of this pricing supplement and the date on which the PACERSSM are priced for initial sale to the public.

The “Final Valuation Date” will be September 12, 2012, the third Trading Day before maturity.

The closing price of each Underlying Equity will be (a) if the Underlying Equity is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the security is listed or admitted to trading, or (b) if the Underlying Equity is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the security is listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no closing sale price or last reported sale price is available on a date of determination pursuant to clauses (a) or (b) above or if there is a Market Disruption Event, the closing price of each of the Underlying Equities for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the security obtained from as many dealers in such security (which may include Citigroup Global Markets Inc. or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. The term “OTC Bulletin Board” will include any successor to such service. The determination of the closing price of each of the Underlying Equities by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day immediately prior to the Maturity Date.

A “Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Arca, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

A “Market Disruption Event,” as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of (a) in the case of the SPDR® S&P® Homebuilders ETF, accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the assets underlying the SPDR® S&P® Homebuilders ETF or (b) futures contracts which then comprise 20% or more of the value of the assets underlying the United States Natural Gas Fund, LP, if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material. For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security or futures contract included in the assets underlying the Underlying Equities is materially suspended or materially limited at that time, then the relevant percentage contribution of that security or futures contract to the value of the assets underlying the relevant Underlying Equity will be based on a comparison of the portion of the value of assets underlying the relevant Underlying Equity attributable to that security or futures contract relative to the overall value of the assets underlying the relevant Underlying Equity, in each case immediately before that suspension or limitation.

Delisting or Suspension of Trading in the Underlying Equities; Termination of the Index to which the Underlying Equity is Linked

If either of the Underlying Equities are delisted from, or trading of either of the Underlying Equities is suspended on, the relevant stock exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the relevant Underlying Equity (any such securities, “Successor Shares”), the value of such Successor Shares will be substituted for all purposes, including but not limited to determining the closing price of the relevant Underlying Equity. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the PACERSSM.

If either of the Underlying Equities are delisted from, or trading of either of the Underlying Equities is suspended on, the relevant stock exchange and Successor Shares that the Calculation Agent determines to be comparable to the relevant Underlying Equity are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the PACERSSM.

If the S&P® Homebuilders Index to which the SPDR® S&P® Homebuilders ETFshares are linked is liquidated or otherwise terminated (a “Termination Event”), the closing price of the SPDR® S&P® Homebuilders ETF shares on each Trading Day from the date of the Termination Event up to and including the final valuation date will be determined by the Calculation Agent, in its sole discretion, and will be a fraction of the Closing Value of the S&P Homebuilders Index (or any successor index, as defined below) on such Trading Day (taking into account any material changes in the method of calculating the index following such Termination Event) equal to that part of the Closing Value of the S&P® Homebuilders Index represented by the closing price of the SPDR® S&P® Homebuilders ETF shares on the Trading Day prior to the occurrence of such Termination Event on which a closing price of the SPDR® S&P® Homebuilders ETF shares was available. The Calculation Agent will cause notice of the Termination Event and calculation of the closing price of the SPDR® S&P® Homebuilders ETF shares as described above to be furnished to registered holders of the PACERSSM.

Discontinuance of an Underlying Index

If S&P, the Index Publisher of the S&P® Homebuilders Index, discontinues publication of such index or if it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the S&P® Homebuilders Index, then the value of the SPDR® S&P® Homebuilders ETF shares will be determined by reference to the value of that successor or substitute index, which we refer to as a “successor index.”

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to the registered holders of the PACERSSM.

If the Index Publisher discontinues publication of the S&P Homebuilders Index and a successor index is not selected by the Calculation Agent or is no longer published on the date of determination of the value of the S&P Homebuilders Index, the value to be substituted for the S&P Homebuilders Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the S&P Homebuilders Index prior to such discontinuance.

If the Index Publisher discontinues publication of the S&P® Homebuilders Index prior to the determination of any of mandatory call dates or the amount payable at maturity and the Calculation Agent determines that no successor index is available at that time, then on each Trading Day until the earlier to occur of (a) the determination of the call date or the amount payable at maturity and (b) a determination by the Calculation Agent that a successor index is available, the Calculation Agent will determine the value that is to be used in determining the value of S&P® Homebuilders Index as described in the preceding paragraph. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P® Homebuilders Index may adversely affect the secondary market, if any, in the PACERSSM.

If a successor index is selected or the Calculation Agent calculates a value as a substitute for the S&P® Homebuilders Index as described above, the successor index or value will be substituted for the S&P® Homebuilders Index for all purposes, including for purposes of determining whether a Trading Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P® Homebuilders Index may adversely affect the PACERSSM in the secondary market.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, your broker and the beneficial owners of the PACERSSM, absent manifest error.

Alteration of Method of Calculation of the S&P® Homebuilders Index

If at any time the method of calculating the S&P® Homebuilders Index or any successor index is changed in any material respect, or if the S&P® Homebuilders Index or any successor index is in any other way modified so that the value of the S&P® Homebuilders Index or the successor index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the S&P® Homebuilders Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the S&P® Homebuilders Index or any successor index. Accordingly, if the method of calculating the S&P Homebuilders Index or any successor index is modified so that the value of the S&P® Homebuilders Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Dilution Adjustments

Any required value of the Underlying Equities will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. The Calculation Agent will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If either of the Underlying Equities, after the Pricing Date:

(1) pays a share dividend or makes a distribution with respect to the Underlying Equity in the form of shares or units, as applicable, (excluding any share or unit dividend or distribution for which the number of shares or units paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits its outstanding shares or units into a greater number of shares or units,

(3) combines its outstanding shares or units into a smaller number of shares or units, or

(4) issues by reclassification of the shares or units other shares or units,

then, in each of these cases, such required value of the shares or units will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares or units of the applicable Underlying Equity outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares or units of other common stock or other securities, and the denominator of which will be the number of shares or unites of the applicable Underlying Equity outstanding immediately before the event.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business of the Business Day next following the record date for determination of the holders of the Underlying Equity entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the applicable fund, and

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment any required value of either of the Underlying Equities will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the relevant fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, then such required value of the relevant Underlying Equity will be further adjustment to the value that would then have been in effect had adjustment for the event not been made.

Redemption at the Option of the Holder; Defeasance

The PACERSSM are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any PACERSSM shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the PACERSSM will be determined by the Calculation Agent and will equal, for each PACERSSM, the call price or amount to be received at maturity, as applicable, calculated as though the maturity of the PACERSSM were the date of early repayment. See “— Mandatory Call Feature” and “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of a beneficial owner of a PACERSSM against the entity that becomes subject to a bankruptcy proceeding will be capped at the Call Price or the amount to be received at maturity, as applicable, calculated as though the maturity of the PACERSSM were the date of the commencement of the proceeding.

In case of default in payment at maturity of the PACERSSM, the PACERSSM shall bear interest, payable upon demand of the beneficial owners of the PACERSSM in accordance with the terms of the PACERSSM , from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.50% per annum on the unpaid amount due.

Paying Agent and Trustee

Citigroup Global Markets Inc. will serve as paying agent for the PACERSSM and will also hold the global security representing the PACERSSM as custodian for DTC. The Bank of New York Mellon as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the PACERSSM.

The CUSIP number for the PACERSSM is 1730T0NT2.

Calculation Agent

The Calculation Agent for the PACERSSM will be Citigroup Global Markets Inc., an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the PACERSSM. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Amounts Payable Upon Mandatory Call or at Maturity — Hypothetical Examples

The examples of hypothetical Call Prices and amounts received at maturity set forth below are intended to illustrate the effect of different closing prices of the worst performing Underlying Equity on the amount you will receive in respect of the PACERSSM upon a mandatory call or at maturity. All of the hypothetical examples assume (i) that the worst performing Underlying Equity has been determined, (ii) that the closing price of the other Underlying Equity (not the worst performing) is greater than 60% of its Initial Equity Price on every Trading Day during the term of the PACERSSM and (iii) further assumes:

•	Issue Price: $1,000 per PACERSSM

•	Pricing Date: September 8, 2011

•	Issue Date: September 13, 2011

•	Final Valuation Date: September 10, 2012

•	Maturity Date: September 13, 2012

•	Initial Equity Price: $15

•	Minimum equity price at which a Mandatory Call occurs: $15 (100.00% of the hypothetical Initial Equity Price)

•	Mandatory Call Premiums:

a.	$100 if called on the First Call Date;

b.	$150 if called on the Second Call Date; or

c.	$200 if called on the Final Valuation Date.

•	Payment at Maturity:

•

If the closing price of each Underlying Equity is greater 60% of its respective Initial Equity Price on every Trading Day from but excluding the hypothetical Pricing Date to and including the hypothetical Final Valuation Date, $1,000 in cash; or

•

If the closing price of either Underlying Equity is less than or equal to 60% of its respective Initial Equity Price on any Trading Day from but excluding the hypothetical Pricing Date to and including the hypothetical Final Valuation Date, cash in an amount equal to (a) $1,000 multiplied by (b) the percentage change in the closing price of the worst performing Underlying Equity (which will be negative).

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the actual Initial Equity Price; whether the closing price of the worst performing Underlying Equity on any Call Date is greater than or equal to the Initial Equity Price, causing the PACERSSM to be called; and, if the PACERSSM are not called, whether the closing price of either Underlying Equity is less than or equal to 60% of its respective Initial Equity Price on any Trading Day from but excluding the Pricing Date to and including the Final Valuation Date.

PACERSSM are Mandatorily Called on any of the Call Dates

The Closing Price of the worst performing Underlying Equity is equal to or greater than $15 (the hypothetical Initial Equity Price) on any Call Date. The PACERSSM are consequently called at $1,000 per Note plus the applicable Mandatory Call Premium.

a.	If called on the First Call Date, the PACERSSM will be called for $1,100 per Note ($1,000 plus a Mandatory Call Premium of $100).

b.	If called on the Second Call Date, the PACERSSM will be called for $1,150 per PACERSSM ($1,000 plus a Mandatory Call Premium of $150).

c.	If called on the Final Valuation Date, the PACERSSM will be called for $1,200 per PACERSSM ($1,000 plus a Mandatory Call Premium of $200).

PACERSSM are not Mandatorily Called on any of the Call Dates

The PACERSSM are not called on any of the Call Dates. As shown in the graph below, the Closing Price of the worst performing Underlying Equity on every Trading Day is greater than $9 (60% of its hypothetical Initial Equity Price).

The Maturity Payment per PACERSSM will be $1,000*.

* This hypothetical assumes that the closing price of the other Underlying Equity (not the worst performing) is greater than 60% of its Initial Equity Price on every Trading Day during the term of the PACERSSM.

The PACERSSM are not called on any of the Call Dates. As shown in the graph below, the closing price of the worst performing Underlying Equity on at least one Trading Day is less than $9 (60% of the hypothetical Initial Equity Price). The closing price on the Final Valuation Date equals $10.50 (70% of the hypothetical Initial Equity Price).

The Maturity Payment per PACERSSM will be $1,000 + $1,000 * (10.50-15.00)/15.00=$700 (resulting in a loss of $300 per PACERSSM ).

Summary Chart of Hypothetical Examples

PACERSSM are Mandatorily Called on any Call Date

	First Call Date	Second Call Date	Final Valuation Date

Hypothetical Initial Equity Price of the Worst Performing Underlying Equity	$15.000	$15.000	$15.000

Hypothetical Closing Price of the Worst Performing Underlying Equity on the Call Date	$15.3750	$16.1250	$15.3750

Call Price	$1,100.000	$1,150.000	$1,200.000

Return on the Worst Performing Underlying Equity	2.50%	7.50%	2.50%

Return on the PACERSSM	10.00%	15.00%	20.00%

PACERSSM are not Mandatorily Called on any of the Call Dates

	Closing Price of Each Underlying Equity is Greater than 60% of its Initial Equity Price on Every Trading Day	Closing Price of Either Underlying Equity is Less Than or Equal to 60% of its Initial Equity Price on Any Trading Day

Hypothetical Initial Equity Price of the Worst Performing Underlying Equity	$15.00	$15.00

Hypothetical Closing Price of the Worst Performing Underlying Equity on the Final Valuation Date	$13.35	$10.50

Maturity Payment per Note	$1,000	$700

Return on the Worst Performing Underlying Equity (excluding any cash dividend payments)	-11.00%	-30.00%

Return on the PACERSSM	0.00%	-30.00%

DESCRIPTION OF THE SPDR® S&P® HOMEBUILDERS ETF

The SPDR® S&P® Homebuilders ETF seeks to replicate as closely as possible, before expenses, the performance of the S&P® Homebuilders Select Industry™ Index (the “Industry Index”). The Industry Index measures the performance of the homebuilding industry of the U.S. equity market. The Underlying Index includes companies in the following sub-industries: homebuilding, building products, home furnishing retail and household appliances.

“SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. STANDARD & POOR’S and S&P are registered trademarks of Standard & Poor’s Financial Services LLC. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations and important information that could affect investors’ rights are described in the prospectus for the applicable product.

Replication

In seeking to track the performance of the Industry Index, the SPDR® S&P® Homebuilders ETF employs a “replication” strategy, which means that the SPDR® S&P® Homebuilders ETF typically invests in substantially all of the securities represented in the Industry Index in approximately the same proportions as the Industry Index. Under normal market conditions, the SPDR® S&P® Homebuilders ETF generally invests substantially all, but at least 80%, of its total assets in the securities included in the Industry Index. In addition, the SPDR® S&P® Homebuilders ETF may invest in equity securities that are not included in the Industry Index, futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds.

Correlation

The Industry Index is a theoretical financial calculation, while the SPDR® S&P® Homebuilders ETF is an actual investment portfolio. The performance of the SPDR® S&P® Homebuilders ETF and the Industry Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. The SPDR® S&P® Homebuilders ETF seeks to track the performance of the Industry Index as closely as possible (i.e., achieve a high degree of correlation with the Industry Index. A figure of 1.00 would indicate perfect correlation. Any correlation of less than 1.00 is called a “tracking error.” The SPDR® S&P® Homebuilders ETF , using a replication strategy, can be expected to have a lesser tracking error than a fund using a representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

As of September 1, 2011, the SPDR® S&P® HOMEBUILDERS ETF included 36 companies. The SPDR® S&P® Homebuilders ETF’s three largest holdings are Bed, Bath & Beyond, Inc., Pier 1 Imports, Inc. and Tempur-Pedic International Inc. The following table summarizes the Index Fund’s holdings in individual companies as of such date.

Company Name	Weight
Bed Bath & Beyond Inc	4.55
Pier 1 Imports Inc	4.24
Tempur Pedic Intl Inc	4.19
Home Depot Inc	4.15
Leggett & Platt Inc	4.01
D R Horton Inc	4
Nvr Inc	3.85
Williams Sonoma Inc	3.77

Company Name	Weight
Lowes Cos Inc	3.75
Lennar Corp	3.63
Toll Brothers Inc	3.55
Select Comfort Corp	3.53
Mohawk Inds Inc	3.53
Whirlpool Corp	3.51
Aarons Inc	3.35
Owens Corning New	3.24
M D C Hldgs Inc	3.05
Masco Corp	2.97
Lennox Intl Inc	2.95
Ryland Group Inc	2.92
Armstrong World Inds Inc Ne	2.86
U S G Corp	2.83
Pulte Group Inc	2.8
Smith A O	2.66
Kb Home	2.57
Irobot Corp	2.11
Ameron Intl Inc	2.03
Simpson Manufacturing Co In	1.96
Lumber Liquidators Hldgs In	1.47
La Z Boy Inc	1.29
Ethan Allen Interiors Inc	1.22
Helen Of Troy Corp Ltd	1.16
Universal Fst Prods Inc	0.82
Quanex Building Products Co	0.71
Griffon Corp	0.48
State Str Instl Liquid Resvs	0.3

DESCRIPTION OF THE UNITED STATES NATURAL GAS FUND, LP

General

The United States Natural Gas Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the NYSE Arca, Inc. The United States Natural Gas Fund, LP was organized as a limited partnership under Delaware law on April 18, 2007. It is managed and controlled by United States Commodity Funds, LLC (the “General Partner”), formerly known as Victoria Bay Asset Management, LLC. The General Partner is a single member limited liability company formed in Delaware on May 10, 2006 that is registered as a commodity pool operator with the Commodity Futures Trading Commission and is a member of the National Futures Association.

Information provided to or filed with the SEC by the United States Natural Gas Fund, LP pursuant to the Securities Exchange Act of 1934 can be located by reference to SEC file number 001-33096 through the SEC’s website at www.sec.gov. The United States Natural Gas Fund, LP is not a mutual fund or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

The United States Natural Gas Fund, LP invests in exchange-traded futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels, with the objective that changes in percentage terms in the net asset value of the units of United States Natural Gas Fund, LP reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, in Louisiana as traded on the New York Mercantile Exchange, less the United States Natural Gas Fund, LP’s expenses. The units of the United States Natural Gas Fund, LP are listed on NYSE Arca, Inc. under the trading symbol “UNG.”

HISTORICAL DATA ON THE SPDR® S&P® HOMEBUILDERS ETF

Monthly High and Low Closing Prices of the SPDR® S&P® Homebuilders ETF

The following table sets forth the high, low and quarter-end closing prices of the SPDR® S&P® Homebuilders ETF for each quarterly period from February 6, 2006 through September 12, 2011. These historical data on the SPDR® S&P® Homebuilders ETF are not indicative of the future performance of the SPDR® S&P® Homebuilders ETF or what the market price of the PACERSSM may be. Any historical upward or downward trend in the price of the SPDR® S&P® Homebuilders ETF during any period set forth below is not an indication that the SPDR® S&P® Homebuilders ETF is more or less likely to increase or decrease at any time during the term of the PACERSSM.

	High	Low	Period End
2006
Quarter
First (from February 6)	$46.14	$41.98	$44.75
Second	46.49	32.54	33.98
Third	34.28	29.40	32.72
Fourth	38.65	32.28	37.39
2007
Quarter
First	39.70	32.55	32.55
Second	36.00	30.23	30.23
Third	30.92	21.31	21.40
Fourth	23.55	17.14	19.35
2008
Quarter
First	23.36	16.10	21.69
Second	24.11	16.43	16.43
Third	22.37	14.61	19.67
Fourth	20.11	8.88	11.98
2009
Quarter
First	13.14	8.23	10.62
Second	14.11	10.88	11.75
Third	16.47	10.73	15.03
Fourth	15.68	13.79	15.11
2010
Quarter
First	17.03	14.95	16.82
Second	19.64	14.32	14.32
Third	15.91	13.88	15.80
Fourth	17.65	15.40	17.39
2011
Quarter
First	18.73	17.33	18.21
Second	19.05	17.07	18.06
Third (through September 12)	18.51	13.17	14.10

On September 12, 2011, the closing price of the SPDR® S&P® Homebuilders ETF was $14.00.

Historical Graph

The following graph illustrates the historical performance of the SPDR® S&P® Homebuilders ETF based on the closing prices thereof on each Trading Day from February 6, 2006 through September 12, 2011 for the SPDR® S&P® Homebuilders ETF. Past movements of the SPDR® S&P® Homebuilders ETF are not indicative of future SPDR® S&P® Homebuilders ETF prices.

HISTORICAL DATA ON THE UNITED STATES NATURAL GAS FUND, LP

Monthly High and Low Closing Prices of the United States Natural Gas Fund, LP

The following table sets forth the high, low and quarter-end closing prices of the United States Natural Gas Fund, LP for each quarterly period from April 18, 2007 through September 12, 2011. These historical data on the United States Natural Gas Fund, LP are not indicative of the future performance of the United States Natural Gas Fund, LP or what the market price of the PACERSSM may be. Any historical upward or downward trend in the prices of the United States Natural Gas Fund, LP during any period set forth below is not an indication that the United States Natural Gas Fund, LP is more or less likely to increase or decrease at any time during the term of the PACERSSM.

	High	Low	Period End
2007
Quarter
Second (from April 18)	$107.30	$85.84	$88.50
Third	88.62	67.90	76.50
Fourth	88.26	69.06	72.50
2008
Quarter
First	100.24	74.28	97.00
Second	125.94	90.08	125.94
Third	126.96	63.60	66.64
Fourth	69.16	44.54	46.34
2009
Quarter
First	50.46	30.32	30.40
Second	34.92	26.02	27.74
Third	28.08	18.02	23.48
Fourth	24.20	17.02	20.16
2010
Quarter
First	21.66	13.82	13.82
Second	17.66	13.62	15.50
Third	16.52	12.34	12.34
Fourth	12.60	10.66	11.98
2011
Quarter
First	12.79	10.10	11.50
Second	12.32	10.57	11.02
Third (through September 12)	11.44	9.67	9.84

On September 12, 2011, the closing price of the United States Natural Gas Fund, LP was $9.84.

Historical Graph

The following graph illustrates the historical performance of the United States Natural Gas Fund, LP based on the closing prices thereof on each Trading Day from April 18, 2007 through September 12, 2011 for the United States Natural Gas Fund, LP. Past movements of the United States Natural Gas Fund, LP are not indicative of future United States Natural Gas Fund, LP prices.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of the PACERSSM. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase the PACERSSM by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the PACERSSM (a “U.S. Holder”).

This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the PACERSSM as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar, (iv) persons that do not hold the PACERSSM as capital assets or (v) persons that did not purchase the PACERSSM in the initial offering.

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this summary does not address the effects of any applicable state, local or foreign tax laws.

No statutory, judicial or administrative authority directly addresses the characterization of the PACERSSM or instruments similar to the PACERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERSSM are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the PACERSSM and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the PACERSSM in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR IN THE PACERSSM SHOULD CONSULT ITS OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PACERSSM, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In General

In purchasing a PACERSSM, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a PACERSSM for U.S. federal income tax purposes as a cash-settled derivative financial instrument providing for the future payment based on the prices of the Underlying Equities under which an amount equal to the purchase price of the PACERSSM is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the derivative financial instrument. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the PACERSSM, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the PACERSSM could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Under the above characterization of the PACERSSM, at maturity or upon the mandatory redemption of the PACERSSM for cash prior to or at maturity, or upon the sale or other taxable disposition of a PACERSSM by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received at maturity or the amount realized as a result of the mandatory redemption, sale or other taxable disposition and the U.S. Holder’s tax basis in the PACERSSM. Any such gain or loss generally will be short-term capital gain or loss.

Possible Alternative Treatment

It is possible that the IRS could seek to characterize the PACERSSM in a manner that results in tax consequences different from those described above. Under alternative characterizations of the PACERSSM, it is possible, for example, that a PACERSSM could be treated as including a debt instrument and a derivative financial instrument or two or more options.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the PACERSSM on a current basis at ordinary income rates or to treat the PACERSSM in another manner that significantly differs from the agreed-to treatment discussed above. On December 7, 2007, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the PACERSSM. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

Non-United States Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the PACERSSM. The term “Non-U.S. Holder” means a holder of the PACERSSM that is a non-resident alien individual or a foreign corporation.

In the case of a Non-U.S. Holder of the PACERSSM, any payments made with respect to the PACERSSM will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the mandatory redemption, sale or other disposition of the PACERSSM by a Non- U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with the conduct of a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

In the Notice discussed above under Possible Alternative Treatment, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the PACERSSM.

A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the PACERSSM should see the discussion relating to U.S. Holders of the PACERSSM, above.

Estate Tax

If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the PACERSSM may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the PACERSSM.

Backup Withholding and Information Reporting

A holder of the PACERSSM may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded, or credited against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the PACERSSM.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets Inc., $1,075,000 principal amount of PACERSSM (1,075 PACERSSM) at $975.00 per PACERSSM, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets Inc. proposes to offer some of the PACERSSM directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the PACERSSM to certain dealers at the public offering price less a concession of up to $25.00 per PACERSSM. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession of up to $25.00 per PACERSSM on sales to certain other dealers, of which $15.00 will be paid to their financial advisors as a selling concession. If all of the PACERSSM are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

The PACERSSM will not be listed on any exchange.

In order to hedge its obligations under the PACERSSM, Citigroup Funding Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the PACERSSM —The Market Price of the PACERSSM May Be Affected by Purchases and Sales by Affiliates of Citigroup Funding” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the PACERSSM, either directly or indirectly.

ERISA MATTERS

Each purchaser of the PACERSSM or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the PACERSSM through and including the date of disposition of such PACERSSM that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)

if it is a Plan, either (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the PACERSSM or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the PACERSSM or (B) its acquisition and holding of the PACERSSM is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

VALIDITY OF THE NOTES

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of the Guarantor and counsel to the Citigroup Funding Inc., when the Notes offered by this pricing supplement have been executed and issued by the Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes and related guarantee will be legal, valid and binding obligations of the Citigroup Funding Inc. and the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to the Citigroup Funding Inc.’s Registration Statement on Form S-3 (No. 333-172554).

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

1,075 PACERSSM

Linked to the Worst Performing of the

SPDR® S&P® Homebuilders ETF

and the United States Natural Gas Fund, LP

Due September 12, 2012

($1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

September 12, 2011

(Including Prospectus Supplement

Dated May 12, 2011 and

Prospectus Dated May 12, 2011)